UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 30, 2005

FIRST INTERSTATE BANCSYSTEM, INC.

(Exact name of registrant as specified in its charter)

Montana	33-64304	81-0331430

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

401 North 31st Street, Billings, MT 59101

(Address of principal executive offices)

(406) 255-5390

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01(a) Entry into a Material Definitive Agreement

See disclosure under Item 2.03(a) below.

Item 2.03(a) Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On June 28, 2005, the Registrant extended its unsecured revolving term loan with its primary lender, Wells Fargo Bank, National Association, through June 30, 2008. Under the terms of the extended revolving credit agreement, the Registrant may advance up to $25 million with interest payable monthly either at (i) a fluctuating rate equal to prime (“Prime Rate”) or, (ii) at a fixed rate equal to LIBOR plus 1.25% (“LIBOR”), as elected by the Registrant at the date of each advance. The revolving credit agreement requires payment of an annual commitment fee of 0.10% of the average daily unused amount.

Prime Rate advances may be prepaid without penalty. LIBOR advances are subject to prepayment penalties equal to the unpaid interest due under the original terms of the advance less interest recomputed using LIBOR in effect at the date of prepayment. All outstanding principal and interest may become immediately due in the event of payment or performance default by the Registrant.

There were no amounts outstanding under the revolving term loan as of June 30, 2005.

Item 9.01(c) Financial Statements and Exhibits.

Exhibits

10.1     Credit Agreement Between First Interstate BancSystem, Inc. and Wells Fargo Bank, National Association dated June 30, 2005.

10.2     Revolving Line of Credit Note Between First Interstate BancSystem, Inc. and Wells Fargo Bank, National Association dated June 30, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2005

FIRST INTERSTATE BANCSYSTEM, INC.
By:	/s/ LYLE R. KNIGHT
Lyle R. Knight
President and Chief Executive Officer